090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

IWeb Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article III is hereby amended to read as follows:

The Corporation may issue two classes of capital stock, Common Stock and Preferred Stock. The Corporation is authorized to issue a total of one hundred fifty million (150,000,000) shares of Common Stock with a par value of $0.0001 per share and is authorized to issue a total of twenty-five million (25,000,000) shares of Preferred Stock with a par value of $0.0001 per share. Said shares may be issued by the Corporation from time to time for such consideration as may be fixed by the Board of Directors. The Board of Directors of the Corporation may establish one or more series of Preferred Stock, fix or alter the rights, preferences, privileges and restrictions granted to or imposed on each series of Preferred Stock and may increase or decrease the number of shares of any series of Preferred Stock.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 61.9%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.